SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name: T. ROWE PRICE INTERMEDIATE TAX-FREE HIGH YIELD FUND, INC.

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Address of Principal Business Office (No. & Street, City, State, Zip Code):

100 East Pratt Street, Baltimore, Maryland 21202

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Telephone Number (including area code): (410) 345-2000

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Name and address of agent for service of process:

David Oestreicher, Esquire

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100 East Pratt Street, Baltimore, Maryland 21202

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Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES / X / NO /____/

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SIGNATURES

1. Form of signature if registrant is an investment company having a board of directors:

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Baltimore and State of Maryland on the 19th day of May, 2014.

[SEAL] Signature T. ROWE PRICE INTERMEDIATE TAX-FREE HIGH YIELD FUND, INC.

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(Name of Registrant)

  By: /s/Edward C. Bernard

   Edward C. Bernard, Director